Exhibit 99.2

National Interstate Corporation Increases Quarterly Dividend

RICHFIELD, Ohio, February 27, 2012—National Interstate Corporation (Nasdaq: NATL) announced that on February 24, 2012, its Board of Directors approved a $0.10 per share dividend. The first quarterly cash dividend for 2012 will be payable on March 23, 2012 to shareholders of record of the Company’s common stock as of the close of business on March 9, 2012.

The $0.10 per share dividend represents a 11% increase over quarterly dividend payments made in 2011. The Company has increased its dividend each year since its Initial Public Offering in 2005. The Board of Directors intends to continue to review the Company’s dividend policy at future first quarter meetings, with the anticipation of considering annual dividend increases in accordance with its dividend policy.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com